Exhibit 99.1

Saga Communications, Inc.

Declares a Quarterly Cash Dividend of $0.25 per Share

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – November 13, 2025 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company”, “Saga” or “our”) today announced that its Board of Directors (“Board”) declared a quarterly cash dividend of $0.25 per share. The dividend will be paid on December 12, 2025, to shareholders of record on November 24, 2025. The aggregate amount of the payment to be made in connection with the quarterly dividend will be approximately $1.6 million. The quarterly dividend will be funded by cash on the Company’s balance sheet. Including this dividend, the Company will have paid over $141 million in dividends to shareholders since the first special dividend was paid in 2012.

The Company currently intends to declare regular quarterly cash dividends in the future. Further, as part of its overall capital allocation plan for fiscal year 2025, Saga has announced it intends to use a portion of the proceeds from the sale of non-core assets to fund stock buybacks, which may include open market repurchases, block trades or other forms of buybacks. The Company may also declare special dividends and implement stock buybacks in future periods. The declaration and payment of any future dividend, whether fixed, special, or based on the variable policy, or the implementation of any stock buyback program will remain at the full discretion of the Board and will depend on the Company’s financial results, cash requirements, future expectations, and other pertinent factors.

Saga is a media company whose business provides radio, digital, e-commerce, local on-line news and non-traditional revenue initiatives. Saga operates in 28 markets and provides services to national, regional and local advertisers to meet their growing advertising needs. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties. Words such as “will,” “may,” “believes,” “intends,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements. The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including, in particular, Item 1A of our Annual Report on Form 10-K. Readers should note that forward-looking statements may be impacted by several factors, including global, national, and local economic changes and changes in the radio broadcast industry in general as well as Saga’s actual performance. Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.